UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2017

Cardtronics plc

(Exact name of registrant as specified in its charter)

England and Wales	001-37820	98-1304627
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3250 Briarpark Drive, Suite 400, Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 308-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events.

Cardtronics plc (the “Company”) operates in several countries, including Australia, where it operates approximately 10,200 ATMs. On Saturday, September 23, 2017, Australia’s four largest banks, the Commonwealth Bank of Australia (“CBA”), Australia and New Zealand Banking Group (“ANZ”), Westpac Banking Corporation (“Westpac”) and National Australia Bank Limited (“NAB”), each independently announced a decision to remove all direct charges applied to transactions completed at their respective ATM networks.  This unexpected market shift was instigated by a decision and announcement by CBA to remove direct charges with immediate effect, shortly thereafter each of ANZ, Westpac and NAB followed with direct charges on these ATM networks expected to be removed by October 2017.  Collectively these four banks operate approximately 12,400 ATMs between them in Australia (CBA — approximately 3,400 ATMs, ANZ approximately 2,600 ATMs, Westpac approximately 3,000 ATMs and NAB approximately 3,400 ATMs). The total number of ATMs operated in Australia is estimated to be approximately 32,000.

Australia is a direct charge market where cardholders pay a fee (the “direct charge”) to the operator of an ATM for each transaction unless the ATM where the transaction is completed is part of the cardholder’s issuing bank ATM network.  There currently is no wholesale interchange arrangement in Australia between card issuers and ATM operators, which typically compensates ATM operators for the cost of servicing the ATM and otherwise may be used to support a free to use ATM environment, like those which exist in other markets in which Cardtronics operates.  In excess of 80% of Cardtronics revenues in Australia are sourced from direct charge fees paid by cardholders. As a result, this introduction of free to use ATMs in Australia may adversely impact the Company’s revenues in the near term. It is unclear at this time as to what the longer term ATM strategy may be for these banks, and how it may ultimately impact the Company’s operations in Australia.

In the three months ended June 30, 2017, Cardtronics generated $33.0 million in revenue from its Australia & New Zealand segment, of which $27.1 million was surcharge revenue.  Consolidated total revenue and surcharge revenue in this period was $385.1 million and $169.8 million, respectively.  Adjusted EBITDA for Australia & New Zealand was approximately $6.3 million for the quarter ended June 30, 2017, and Cardtronics’ consolidated Adjusted EBITDA for this period was $87.7 million. Please refer to the Company’s quarterly report on form 10-Q for the quarter ended June 30, 2017 for a reconciliation of Adjusted EBITDA, which is a non-GAAP measure, to the nearest GAAP measure. The Company does not separately report revenues and other financial information for New Zealand, due to its size, but it accounts for less than 3% of revenues in the Australia and New Zealand reporting segment.

For the six months ended June 30, 2017, Cardtronics generated $64.5 million in revenue from its Australia & New Zealand segment, of which $53.2 million was surcharge revenue.  Total consolidated revenue and surcharge revenue in this period was $742.7 million and $324.0 million, respectively.  Adjusted EBITDA for Australia & New Zealand was approximately $12.7 million for the six months ended June 30, 2017, and Cardtronics consolidated Adjusted EBITDA for this period was $158.9 million.

The Company is currently evaluating the impact that this market development in Australia will have on its ATM transaction volumes and associated revenues in the near-term, as well as potential strategic implications for a broader market adoption of surcharge-free models in Australia similar to those in other markets in which the Company operates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardtronics plc
Date: September 25, 2017

	By:	/s/ E. Brad Conrad
	Name:	E. Brad Conrad
	Title:	Chief Accounting Officer